UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2014

SONORA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-54268	27-1269503
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Cerro del Padre # 11
Rinconada de los Pirules,
Guadalupe, Zacatecas
Mexico, 98619
(Address of principal executive office)
1-877-513-7873
(Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.06 Material Impairments

On February 21, 2014, Sonora Resources Corp. ("Sonora" or the "Company"), a mineral exploration and development company focused on the acquisition and exploration of international silver and gold mining properties, announced the following impairments related to mining option agreements:

Mining Option Agreement- Ayones, Mexico Property

On August 10, 2011, the Company entered into a Mining Option Agreement (“Grupo Agreement”) with IMMSA Grupo México. Under the terms of the Grupo Agreement, they granted the Company an option to acquire a 100% interest in certain mining properties representing the Ayones Property (“Ayones Property”) located 15 kilometers from the municipality of Etzatlan, Jalisco State, Mexico.

The Company did not pay the $175,000 due February 10, 2013 and August 10, 2013 payment of $175,000 to IMMSA Grupo México under the August 10, 2011 Mining Option Agreement.

The Company intends to terminate the 2011 Mining Option Agreement with IMMSA Grupo México and return the properties; however, the results of such negotiations and an outcome in the Company’s favor cannot be assured. The Company recorded an impairment of $235,000 related to the Ayones Properties as of November 30, 2013.

Mining Option Agreement- Corazon, Mexico Property

On September 5, 2011, the Company entered into Mining Option Agreements (“Corazon Agreements”) with eight Mexican citizens. Under the terms of the Corazon Agreements, the Company was granted an option to acquire a 100% interest in certain mining properties of the Corazon group of claims located in the municipality of Etzatlan, Jalisco State, Mexico.

The Company terminated the Corazon Agreements on November 25, 2013, with the execution dated January 4, 2014. The Company recorded an impairment of $210,373 related to the Corazon Property as of November 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonora Resources Corp.

Dated: February 21, 2014	By:	/s/ Juan Miguel Ríos Gutiérrez

Juan Miguel Ríos Gutiérrez
Chief Executive Officer